Exhibit 99.1

CONQUEST FARMS OUT KENTUCKY PROPERTIES

HOUSTON, TX May 2012 --Conquest Petroleum Incorporated (OTCBB: CQPT), an independent oil and gas producing company, previously reported consummation of an Agreement with a 3rd Party (“Farmee”) to Farm-out wells and acreage contained on the Company’s approximate 9,000 acre leasehold interests in Muhlenberg County, Kentucky.

The Farmee is active in the field having restored production on several existing wells. The Company will receive a carried working interest of 10% on production from those wells. Also, the Farmee has plans to drill 4 wells on the 3000 acre contiguous tract of land owned in fee by the Company. Contractually, the first drilling well must be spudded by July 1, 2012. The Company will receive a carried working interest of 25% for any drilled wells.

Further, the company had previously excluded 3 existing wells (Maxim TEP. Inc. #s 4, 7, and 8) from the original assignment. The Company has now agreed to allow the Farmee to make a completion in the Dutch Creek zone of Well #8. If the completion is successful, the Company will receive a 25% Carried Working Interest in all production. If unsuccessful, the Dutch Creek Zone will be isolated leaving the Company with a wellbore accessible to its zone of interest.

Excluded from the Agreement is the New Albany Shale formation which is the only formation of interest to the Company. The Company is still attempting to raise the funds to develop the formation. Further, the Company has engaged agents to locate interested parties for joint venture participation or purchase of the rights.

Robert D. Johnson, CEO, states that, “This Agreement allows the Company to monetize acreage with existing wells that are currently shut-in, obviate eventual plug and abandonment liability, and grow assets through the drilling and completion of new wells at no cost or expense to the Company. The Company retains the New Albany Shale which is the only asset in this area given a value by the Company. The Agreement represents a positive occurrence for both parties.”

Contact Information for the Company’s Investor Relations Representation can be found on the web site and below.

CAUTIONARY STATEMENT

Some of the items discussed in this presentation are forward-looking statements about Conquest Petroleum Incorporated ("Conquest" or the "Company") and its activities in Louisiana and Kentucky, known and unknown risks and uncertainties, which may cause Conquest's or its wholly owned subsidiaries' actual future results to vary widely. Words such as "anticipates", "hopes", "expects", "intends", "plans", "targets", "projects", "believes", "seeks", "estimates", and similar expressions are intended to identify such forward-looking statements. The statements are based upon Management's current expectations, estimates and projections, are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond the Company's control and are difficult to predict. Among the factors that could cause actual results to differ materially are changes in demand for, and prices of and demand for, crude oil and natural gas, the results of drilling and testing, local political events, civil unrest, weather, the ability to obtain equity or debt financing on acceptable terms, if at all, working capital constraints, and general economic conditions. You should not place undo reliance on these forward-looking statements, which speak only from the date of this document. Unless legally required, Conquest undertakes no obligation to update any forward-looking statements whether as a result of new information, future events or otherwise.

CONTACT:	Killian Capital Corp
Ann Thomas
210-744-9565
ann_thomas@msn.com
13131 Champions Drive Suite 205
Houston, TX 77069